Exhibit 99.1

FCStone Group, Inc. Renews Credit Facility

KANSAS CITY, MO., June 29, 2009 – FCStone Group, Inc. (NASDAQ:FCSX), a commodity risk management firm, today announced the closing of a syndicated credit facility between its wholly owned subsidiary, FCStone, LLC, and a lending syndicate consisting of BMO Capital Markets Financing, Inc, and Bank of America, N.A. The $75 million revolving credit facility is an amendment to the Company’s current facility, which renews it through June 23, 2010. The facility will be used for funding potential margin calls with exchanges pending collection of such margin calls from its customers.

“With the successful renegotiation of our syndicated credit lines, we have achieved a level of financing that meets the needs of our business going forward,” stated Pete Anderson, President and Chief Executive Officer of FCStone. “This credit facility should amply cover the financing needs of our FCM based upon the historical use of the prior facility and current market conditions.”

Bank of Montreal is serving as the administrative agent and BMO Capital Markets Financing, Inc. and Banc of America Securities, LLC served as co-lead arrangers for the revolving credit facility.

In addition to the revolving credit facility, FCStone, LLC has a subordinated debt facility of $55 million, of which $15 million is currently undrawn. Amounts drawn on the subordinated debt facility must be repaid on July 22, 2010. The subordinated debt facility provides FCStone, LLC with access to additional regulatory capital if required by future market conditions and to support business growth.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended February 28, 2009, executed 86.8 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

Investor inquiries:	Media inquiries:
Bill Dunaway,	Brainerd Communicators, Inc.
816-457-6246	Joseph LoBello
billd@fcstone.com	212-986-6667
lobello@braincomm.com